Exhibit 5.1

faegredrinker.com

Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, Pennsylvania 19103
+1 215 988 2700 main
+1 215 988 2757 fax
August 3, 2023
Quaker Chemical Corporation
901 E. Hector Street
Conshohocken, Pennsylvania 19428
Ladies and Gentlemen:
We have acted as counsel to Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), on or about the date hereof, relating to the offer and sale by the security holders named in the Registration Statement (the “Selling Security Holders”) of up to 3,899 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), which were issued by the Company pursuant to the Share Purchase Agreement, dated April 4, 2017 (the “Purchase Agreement”), among the Company, Global Houghton Ltd., Gulf Houghton Lubricants, Ltd. and certain members of the management of Global Houghton Ltd., and 151 shares of which are currently held in escrow to secure certain representations, warranties and covenants in the Purchase Agreement.
In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s amended and restated articles of incorporation, the Company’s amended and restated by-laws, certain resolutions of the Company’s board of directors, the Purchase Agreement, the Registration Statement, and such other documents and corporate records relating to the Company and the issuance and sale of the Common Stock as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that the consideration required from the Selling Security Holders for the issuance of their shares or under the Purchase Agreement has been paid, the genuineness of all signatures (including electronic signatures), the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and all other information made available to us by the Company.
Based on the foregoing and in reliance thereon, we are of the opinion that the 3,899 shares of the Company’s Common Stock have been duly authorized by the Company and are validly issued, fully paid and nonassessable.
We express no opinion concerning the laws of any jurisdiction other than the business corporation law of the Commonwealth of Pennsylvania.
We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

/s/ ELIZABETH A. DIFFLEY
Elizabeth A. Diffley, Partner